Exhibit 99.1

NEWS RELEASE	CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE REPORTS RESULTS FOR FIRST QUARTER 2020

Transformation delivers continued improvement in profitability and free cash flow
Provides near-term business update

ELYRIA, Ohio - (May 6, 2020) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended March 31, 2020.

"The past few months with COVID-19 have undoubtedly tested the resolve of our communities, customers, and employees. While we continue to prioritize worker and workplace safety, we also acknowledge and accept the great responsibility of being uniquely positioned to be part of the solution. As an 'essential business' making medical devices that help relieve symptoms and strain on hospital systems, I am sincerely proud to say that the company is meeting the challenge with all of our medical device facilities still operating and supporting relief efforts around the world," said Matt Monaghan, chairman, president and chief executive officer.

Key Metrics (1Q20 versus 1Q19*)

As a reminder, 1Q20 results were largely ahead of the impact of COVID-19 on our business.

•
Reported net sales decreased 2.2% to $218.4 million and constant currency net sales(a) increased 0.1% as constant currency growth in respiratory and mobility and seating products was largely offset by declines in lifestyle products.

•
Gross profit increased 130 basis points to 28.8%, attributable to material and freight cost savings as part of the company's continuous improvement initiatives, and reduced R&D expenses, partially offset by unfavorable foreign exchange.

•
Reported SG&A expense improved by $3.5 million, or 5.4%, and constant currency SG&A(b) improved by $2.9 million, or 4.5%, driven primarily by transformation initiatives including reduced employment costs, and favorable foreign currency transactions.

•
Operating income of $9.4 million included a $9.6 million gain from the divestiture of Dynamic Controls. Excluding the gain recognized on the divestiture, operating loss improved $4.3 million, or nearly 97%, due to reduced SG&A expenses and increased gross profit, partially offset by higher restructuring costs.

•	GAAP earnings per share were $0.02 compared to a loss per share of $0.42. Adjusted net loss per share(c) was $0.21 compared to a loss per share of $0.32.

•	Adjusted EBITDA(d) improved by $4.3 million, or nearly 280%, to $5.9 million, driven by reduced SG&A expenses and improved gross profit.

•	Free cash flow(e) usage improved $12.4 million to $12.0 million, due primarily to improved profitability and reduced working capital.

*Date format is quarter and year in each instance

Key Financial Results (1Q20 versus 1Q19)

(in millions USD)	1Q20	1Q19	$ Change Fav/(Unfav)	% Change Fav/(Unfav)
Net Sales	$218.4	$223.4	$(5.0)	(2.2)%
Constant Currency Net Sales	$222.4	$222.1	$0.3	0.1%
Gross Profit % of Net Sales	28.8%	27.5%		130 bps
Gross Profit	$63.0	$61.5	$1.5	2.4%
Reported SG&A	$61.7	$65.2	$3.5	5.4%
Constant Currency SG&A	$62.0	$65.0	$2.9	4.5%
Operating Income (Loss)	$9.4	$(4.5)	$13.9	--
Operating Loss Excluding Gain on Sale of Business	$(0.1)	$(4.5)	$4.3	96.8%
Free Cash Flow	$(12.0)	$(24.4)	$12.4	51.0%
Adjusted EBITDA	$5.9	$1.5	$4.3	279.8%
Executive Summary
"We entered 2020 intending to build on our previous transformation progress and I am pleased to report good results in the quarter, demonstrated by strong financial performance across all business segments. Our continued transformational initiatives drove measurable progress, including significantly improved profitability, as Adjusted EBITDA more than tripled compared to the prior year. This was driven by expanded gross profit as we focused on a more profitable sales mix, improving material and freight costs, and reduced SG&A expenses driven by operational efficiencies.
Overall, the pandemic has impacted our business units in varying ways, creating opportunities for some business units and challenges for others. We must remain flexible as we navigate supply chain issues to meet the increased demand for products that help to fight the pandemic, while also reducing expenses to offset declines in other parts of our business," said Monaghan.
Kathy Leneghan, senior vice president and chief financial officer stated, "During the quarter, we significantly reduced free cash flow usage as a result of higher Adjusted EBITDA and lower working capital. Due to market uncertainties from COVID-19, we are taking actions to improve the balance sheet and cash position by minimizing non-essential spending and prudently managing working capital. In 1Q20 we borrowed $21.6 million against our bank credit facility, and we drew an additional $9.2 million subsequent to the end of the quarter. This was done to increase financial flexibility and to maximize liquidity. We believe that cash on hand and continued improvement in Adjusted EBITDA will provide sufficient liquidity to manage the business, fund the strategic transformation initiatives, and address future debt obligations."
Near-Term Business Update

The company continues to execute on its transformation plans, including the previously announced plant consolidation in Germany and global IT modernization initiative. As the impact of COVID-19 on the global economy continues to evolve, the company is experiencing high demand globally for its respiratory products, beds, and therapeutic support surfaces, which are vital in the fight against COVID-19. The company is taking steps to ramp production in a cost-effective manner by offsetting cost increases from pandemic-related supply chain disruptions; however, there are practical limits to any increases in output.
At the same time, the pandemic has limited access to clinicians and healthcare facilities, and combined with various stay-at-home orders starting in mid-March, the company began experiencing a global decline in quotes and orders for mobility and seating products. This product category in total accounts for 43% of trailing twelve-month net sales. Although demand for these products are expected to rebound once COVID-19 related priority care and public health policies are relaxed, the company anticipates the current environment will translate into a temporary decline in sales of mobility and seating products. As a result, the company anticipates 2Q20 financial results will be challenged by lower sales volumes, with pressure on profitability.

The company will continue to evaluate and take actions to preserve liquidity. The company expects to reduce discretionary spending and access government programs to bolster short-term liquidity, including temporary delay of direct and indirect tax payments for 2Q20, with repayment beginning later in the year, and the majority in 2021. In addition, the company has delayed the payment of bonuses earned in 2019, reduced payroll costs including enacted salary reductions for directors and senior executives, implemented furloughs, and reduced hours in various locations.
Due to uncertainties related to the COVID-19 pandemic, the company continues to suspend its full year 2020 guidance.

1Q20 Segment Results versus 1Q19

(in millions USD)	Net Sales				Operating Income (Loss)
	1Q20	1Q19	Reported % Change	Constant Currency % Change	1Q20	1Q19	% Change
Europe	$121.0	$124.8	(3.1)%	(0.6)%	$6.9	$5.8	18.5%
North America	87.0	86.2	0.8	1.0	(2.0)	(4.4)	53.3%
All Other	10.5	12.3	(14.8)	2.4	(3.6)	(5.2)	31.5%

Europe - Constant currency net sales decreased 0.6% as an increase in respiratory and mobility and seating product sales was more than offset by decreased sales of lifestyle products. Lower lifestyle product net sales continued to be impacted by a delay in the timing of an award for a government tender. Operating income increased $1.1 million, or 18.5%, due to reduced SG&A expenses and improved gross profit, partially offset by lower net sales and unfavorable foreign exchange translation of $0.5 million. Gross profit improved by 90 basis points driven by favorable freight and R&D costs.

North America - Constant currency net sales increased 1.0% as growth in mobility and seating and respiratory product sales was partially offset by lower sales of lifestyle products. Growth in mobility and seating product sales of 4% was driven by a 16% increase in power wheelchairs, including the benefit of new products, offset by declines in sales of manual mobility products. Operating loss improved by $2.3 million primarily due to reduced SG&A expenses and improved gross profit. Gross profit improved 150 basis points driven by lower material and freight costs as well as improved product mix.

All Other - Constant currency net sales in the Asia Pacific region increased 2.4% driven by sales of lifestyle and respiratory products and partially offset by reduced sales of mobility and seating products. Operating loss for All Other includes the operating income of the Asia Pacific businesses, offset by unallocated SG&A expenses and intercompany eliminations, which were flat. Operating loss decreased $1.6 million primarily driven by an improvement in the Asia Pacific businesses operating profit as a result of reduced SG&A expenses.

Financial Condition

The company's cash and cash equivalents balances were $98.9 million and $80.1 million at March 31, 2020, and December 31, 2019, respectively. The change in cash was primarily the result of proactively drawing $21.6 million from the company's bank credit facility in 1Q20 to provide financial flexibility and net proceeds received from the sale of Dynamic Controls in March 2020, partially offset by cash used to fund operations.

Free cash flow usage was $12.0 million, an improvement of $12.4 million compared to 1Q19. The change was driven by improved profitability and reduced working capital, including a benefit from higher accounts payable.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its first quarter 2020 financial results on Thursday, May 7, 2020 at 8:30 AM ET. Those wishing to participate in the live call should dial 800-967-7164, or for international callers 786-460-7199, and enter Conference ID 8204989. A simultaneous webcast of the call will be accessible at https://ctevents.webex.com/ctevents/onstage/g.php?MTID=ee0176e8fa1f71ba1452b1b1536f026ca. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 8204989, through May 14, 2020. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Upcoming Investor Events

•	July 14, 2020 - CJS "New Ideas" Summer Conference (location to be determined)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest, and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors, and government health services in North America, Europe, and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, statements related to the expected effects on the company’s business of the COVID-19 pandemic; sales and free cash flow trends; the impact of contingency plans and SG&A and investment reductions; the company’s liquidity and working capital expectations; the company’s future financial results; and similar statements. Actual results may differ materially as a result of various risks and uncertainties, including the duration and scope of the COVID-19 pandemic and impact on the demand for the company’s products; the ability of the company to obtain needed raw materials and components from its suppliers; actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps the company takes to reduce operating costs; the inability of the company to sustain profitable sales growth, achieve anticipated improvements in segment operating performance, convert high inventory levels to cash or reduce its costs to maintain competitive prices for its products; lack of market acceptance of the company's new product innovations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, in particular the key elements of its enhanced transformation and growth plan such as its new product introductions, additional investments in sales force and demonstration equipment, plant consolidation in Germany, supply chain actions and global information technology outsourcing and ERP implementation activities; possible adverse effects on the company's liquidity, including the company's ability to address future debt maturities, that may result from delays in the implementation of, any failure to realize benefits from, its current and planned business initiatives; adverse changes in government and third-party payor reimbursement levels and practices in the U.S.; adverse impacts of new tariffs or increases in commodity prices or freight costs; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of the company's facilities at any time and governmental investigations or enforcement actions; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (LOSS) - (UNAUDITED)

(In thousands, except per share data)	Three Months Ended
	March 31
	2020	2019
Net sales	$218,440	$223,419
Cost of products sold	155,452	161,964
Gross Profit	62,988	61,455
Selling, general and administrative expenses	61,738	65,241
Gain on sale of business	(9,590)	—
Charges related to restructuring activities	1,392	692
Operating Earnings (Loss)	9,448	(4,478)
Net loss on convertible debt derivatives	—	273
Interest expense - net	6,616	7,185
Earnings (Loss) before Income Taxes	2,832	(11,936)
Income tax provision	2,100	1,950
Net Earnings (Loss)	732	(13,886)

Net Earnings (Loss) per Share—Basic	$0.02	$(0.42)

Weighted Average Shares Outstanding—Basic	33,784	33,304

Net Earnings (Loss) per Share—Assuming Dilution *	$0.02	$(0.42)

Weighted Average Shares Outstanding—Assuming Dilution	33,853	33,317
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* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) PER SHARE
TO ADJUSTED NET LOSS PER SHARE(c)

(In thousands, except per share data)	Three Months Ended
	March 31
	2020	2019
Net earnings (loss) per share - assuming dilution*	$0.02	$(0.42)
Weighted average shares outstanding- assuming dilution	33,853	33,304
Net earnings (loss)	732	(13,886)
Income tax provision	2,100	1,950
Earnings (Loss) before Income Taxes	2,832	(11,936)
Amortization of discount on convertible debt	2,732	3,099
Gain on sale of business	(9,590)	—
Net loss on convertible debt derivatives	—	273
Adjusted Loss before Income Taxes	(4,026)	(8,564)
Adjusted Income Taxes	3,088	1,950
Adjusted Net Loss(f)	$(7,114)	$(10,514)

Weighted Average Shares Outstanding - Assuming Dilution	33,784	33,304
Adjusted Net Loss per Share(c) - Assuming Dilution*	$(0.21)	$(0.32)
__________
"Adjusted net loss per share" and "adjusted net loss" are non-GAAP financial measures, which are defined at the end of this press release.

*Net loss per share assuming dilution and adjusted net loss per share(c) assuming dilution are calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA(d)

	Three Months Ended
(In thousands)	March 31
	2020	2019
Net earnings (loss)	$732	$(13,886)
Income tax provision	2,100	1,950
Interest expense - net	6,616	7,185
Net loss on convertible debt derivatives	—	273
Operating Earnings (Loss)	9,448	(4,478)
Gain on sale of business	(9,590)	—
Depreciation and amortization	3,407	3,898
EBITDA	3,265	(580)
Charges related to restructuring activities	1,392	692
Stock-based compensation expense	1,200	1,430
Adjusted EBITDA(d)	$5,857	$1,542

__________
"Adjusted EBITDA(d)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company's primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific, which do not meet the quantitative criteria for determining reportable segments, are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $27,237,000 for the three months ended March 31, 2020 compared to $27,116,000 for the three months ended March 31, 2019. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended
(In thousands)	March 31
	2020	2019	Change
Revenues from external customers
Europe	$120,968	$124,844	$(3,876)
North America	86,971	86,244	727
All Other (sales in Asia Pacific)	10,501	12,331	(1,830)
Consolidated	$218,440	$223,419	$(4,979)

Operating earnings (loss)
Europe	$6,850	$5,782	$1,068
North America	(2,045)	(4,379)	2,334
All Other*	(3,555)	(5,189)	1,634
Charge related to restructuring activities	(1,392)	(692)	(700)
Gain on sale of business	9,590	—	9,590
Consolidated operating earnings (loss)	9,448	(4,478)	13,926
Net loss on convertible debt derivatives	—	(273)	273
Net interest expense	(6,616)	(7,185)	569
Earnings (loss) before income taxes	$2,832	$(11,936)	$14,768

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* “All Other” consists of operating income (loss) associated with the company's businesses in the Asia Pacific region and unallocated corporate selling, general and administrative ("SG&A") expenses and intersegment eliminations, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following table provides net sales changes by segment as reported and as adjusted to exclude the impact of foreign exchange translation and divestitures (constant currency net sales(a)) for the three-month periods referenced below. The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended March 31, 2020 compared to March 31, 2019:

	Reported	Foreign Exchange Translation Impact	Divestiture Impact	Constant Currency
Europe	(3.1)%	(2.5)%	—%	(0.6)%
North America	0.8	(0.2)	—%	1.0
All Other (sales in Asia Pacific)	(14.8)	(6.1)	(11.1)%	2.4
Consolidated	(2.2)	(1.7)	(0.6)%	0.1

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)	March 31, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$98,932	$80,063
Trade receivables, net	110,068	116,669
Installment receivables, net	595	736
Inventories, net	118,505	120,500
Other current assets	48,563	37,909
Total Current Assets	376,663	355,877
Other Assets	4,346	4,216
Intangibles	26,217	26,447
Property and Equipment, net	47,095	46,607
Financing Lease Assets, net	26,183	26,900
Operating Lease Assets, net	15,619	18,676
Goodwill	372,911	373,403
Total Assets	$869,034	$852,126
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$90,614	$88,003
Accrued expenses	116,134	120,947
Current taxes payable	1,844	345
Current portion of financing lease obligations	2,466	2,514
Current portion of operating lease obligations	6,307	6,790
Short-term debt and current maturities of long-term obligations	79,217	58
Total Current Liabilities	296,582	218,657
Long-Term Debt	165,026	219,464
Long-term Obligations - Financing Leases	25,878	26,480
Long-term Obligations - Operating Leases	9,207	12,060
Other Long-Term Obligations	67,829	66,949
Shareholders’ Equity	304,512	308,516
Total Liabilities and Shareholders’ Equity	$869,034	$852,126

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW(e)

	Three Months Ended
(In thousands)	March 31
	2020	2019
Net cash used by operating activities	$(9,839)	$(22,588)
Plus:
Sales of property and equipment	4	20
Less:
Purchases of property and equipment	(2,121)	(1,812)
Free Cash Flow(e)	$(11,956)	$(24,380)

"Free Cash Flow(e) is a non-GAAP financial measure, which is defined at the end of this press release.

Definitions of Non-GAAP Financial Measures
(a) "Constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this press release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three months ended March 31, 2020 and March 31, 2019, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as selling, general and administrative ("SG&A") expense excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(c) "Adjusted net loss per share" is a non-GAAP financial measure, which is defined as adjusted net loss(f) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of adjusted net loss per share may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate adjusted net loss per share in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted net loss per share as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Earnings (Loss) Per Share to Adjusted Net Loss per Share” table included in this press release.
(d) "Adjusted EBITDA" is a non-GAAP financial measure, which is defined as earnings before interest, taxes, depreciation and amortization and calculated as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, net gain on sale of businesses and depreciation and amortization, as further adjusted to exclude charges related to restructuring activities, and stock-based compensation expense. It should be noted that the company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss to Adjusted EBITDA” table included in this press release.
(e) "Free cash flow" is a non-GAAP financial measure, which is defined as net cash used by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. The company believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Used by Operating Activities to Free Cash Flow” table included in this press release.
(f) "Adjusted net loss" is a non-GAAP financial measure, which is defined as net earnings (loss) before income tax provision and excluding the amortization of convertible debt discounts recorded in interest expense ($2.7 million pre-tax for the three months ended March 31, 2020 compared to $3.1 million for the three months ended March 31, 2019), gain on sale of businesses ($9.6 million pre-tax for the three months ended March 31, 2020), net loss on convertible debt derivatives ($0.3 million for the three months ended March 31, 2019 ), and adjusted income taxes. Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis as well as impact from sale of Dynamic Controls, which was sold in March 2020. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Earnings (Loss) per Share to Adjusted Net Loss Per Share” table included in this press release.